Exhibit 23.1

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)
Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港 紅磡 德豐街 22 號 海濱廣場二期 13 樓 1304 室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078 Email 電郵: info@czdcpa.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Logiq, Inc. (f/k/a Weyland Tech, Inc.) (the “Company”) of our report dated March 30, 2020, relating to our audits of the Company’s consolidated financial statements as of December 31, 2019 and 2018, and for each of the years ended December 31, 2019 and 2018, included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Centurion ZD CPA & Co.

Centurion ZD CPA & Co.

Hong Kong

November 4, 2020